Exhibit 10.31

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is entered into as of this 28th day of March, 2012 (the “Effective Date”) by and between

i)	Mablife S.A.S. (previousely named Monoclonal Antibodies Therapeutics - M.A.T. - until June 30th, 2011) whose address is Génopole Campus 1; 5 rue Henri Desbruères, 91030 Evry, France ( “Assignor”);

and

ii)	Immune Pharmaceuticals Ltd., whose address is at 15, Aba Even Avenue, Herzliya-Pituach, 46733, Israel ("Assignee”).

Whereas, the Assignor owns the entire right, title and interest in and to the Patent Rights, Technology and Deliverables (all as defined below); and

Whereas, the Assignee wishes to acquire all right, title and interest in and to the Patent Rights, Technology and Deliverables, and the Assignor wishes to transfer and assign all right, title and interest in and to the Patent Rights, Technology and Deliverables, solely and exclusively, to Assignee; and

Now therefore, The parties represent and agree as follows:

1.	DEFINITIONS

In this Agreement, the following terms shall have the meanings ascribed opposite each one of them:

1.1.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person or one or more of the other Affiliates of that person (or a combination thereof). For purposes of this definition, a person shall control another person if the first person (i) owns, beneficially or of record, more than fifty percent (50%) of the voting securities of the other person, or (ii) has the ability to elect a majority of the directors of the other person (or, in the case of a person that is not a corporation, for the election of the corresponding managing authority).

1.2.

AMB8LK means a monoclonal antibody, as described in applications WO2009/037525 and US20090074657, including its nucleotide and protein sequences, recognizing human acid and basic ferritins, or a part of this antibody able to recognize human acid and basic ferritins. AMB8LK includes the variable heavy chain of this monoclonal antibody, the variable light chain of this monoclonal antibody as well as variants of these chains, a chimeric or humanized anti-ferritin monoclonal antibody comprising the variable heavy chain, the variable light chain and/or their variants and functional fragment of these antibodies (Fv, Fab, scFv, bis-scFv or diabody).

1.3.	"BLA” shall mean a Biologics License Application filed pursuant to the requirements of the FDA, or the equivalent application in any other country or jurisdiction.

1.4.	“Deliverables” means the materials listed in Exhibit A.

1.5.	"FDA" shall mean the United States Food and Drug Administration or any successor agency.

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1.6.	“Government Authority” means any governmental or regulatory authority or agency, whether domestic or foreign.

1.7.	“Products” or “Product” means a product containing AMB8LK or the manufacture, use, sale, offering for sale, or importation of which would infringe a Valid Claim of the Patent Rights.

1.8.

“Net Sales” means the amount collected for the sale to third parties of Products, less: (i) discounts, credits, retroactive price reductions, rebates, refunds, charge backs, allowances and adjustments, including Medicaid, managed care and similar types of rebates, rejections, market withdrawals, recalls and returns, and administrative fees charged by hospital buying groups and managed care organizations; (ii) trade, quantity and cash discounts and rebates actually allowed or given; (iii) taxes assessed on sales, excise, turnover, value-added, and similar taxes assessed on the sale of the Product, and import and customs duties; (iv) shipping and insurance charges, postage, and freight out, and (v) government imposed rebates or discounts, provided that deductions applied altogether to the calculation of Net Sales may not exceed twenty per cent (20%) of the collected amount (gross revenue).

For the purpose of this definition, transfer of a Product, within Assignee or between Assignee and its Affiliates or distributors for subsequent sale to a third party shall not be considered a sale until a sale is made to a third party and the Net Sales shall be based on the sale to the Third Party of such Product by Assignee or its Affiliates or distributors.

A Product shall be considered “Sold” when such Product is paid for and the purchase price is collected by Assignee or its Affiliates or distributor.

1.9.

"Patents Rights" means, (a) patents and patent applications set forth in Exhibit B, attached hereto; (b) any and all corresponding foreign patents and patent applications, whether now existing or hereafter filed claiming the priority or benefit of the patent applications of Exhibit B; (c) any application disclosing subject matter and/or claiming the subject matter disclosed in the patent applications of Exhibit B, developed by or otherwise acquired by Assignor as of the Effective Date, except patents and patent applications set forth in Exhibit F; (d) any provisionals, utility, divisional, reexaminations, reissues, renewals, extensions, term restorations, continuations, continuations-in-part, and inventors' certificates, arising from, or based upon, any of such patent applications of or the subject matter disclosed in Exhibit A; and (e) patents issuing from any such patent applications as set forth in (a), (b), (c) or (d).

1.10.

"Secondary Patents Rights" means, (a) patents and patent applications set forth in Exhibit F, attached hereto; (b) any provisionals, utility, divisional, reexaminations, reissues, renewals, extensions, term restorations, continuations, continuations-in-part, and inventors' certificates, arising from, or based upon, any of such patent applications; and (c) patents issuing from any such patent applications as set forth in (a) or (b).

1.11.

“Technology” means the data including electronic data, documents, information (including electronic information), records discoveries, improvements, know-how, trade secrets, methods, materials and compositions, and processes including synthesis, developed by or otherwise acquired by Assignor as of the Effective Date and relating to (i) Use of anti-ferritin monoclonal antibodies in the treatment of some cancers or (ii) Nucleotide and protein sequences of an antibody directed against an epitope common to human acidic and basic ferritins, monoclonal antibodies or antibody-like molecules comprising these sequences or the Deliverables or the uses thereof as described in the Patent Rights.

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1.12.

“Valid Claim” means a claim of an issued and unexpired patent which has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, un-appealable or un-appealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through opposition, reissue, re-examination or disclaimer or otherwise.

2.	ASSIGNMENT

2.1.

On the Effective Date the Assignor hereby irrevocably sells, conveys, assigns and will assign, transfers and relinquishes solely and exclusively to Assignee, Assignor’s entire right, title and interest in and to the Patent Rights, Technology and Deliverables. Except as set forth in exhibit D, these right, title and interest are free and clear from any liens, charges, security interests, or encumbrances, Assignor hereby assigns to Assignee, who accepts, the agreements set forth in exhibit D. Assignee will be in charge to inform the parties to these agreements of the present transfer.

2.2.

In addition, on the Effective Date, Assignor shall deliver to the possession of Assignee, the Deliverables and all other tangible or electronic, data documents and materials in its possession or under its control related to the Technology.

Assignor shall execute and deliver, at Assignee’s expense (excluding remuneration), such further conveyance instruments and assignments for filing with the Patent Offices, and take such further actions as may be necessary or desirable to evidence more fully the inventorship and/or transfer of ownership of all the Patent Rights, Technology and Deliverables to Assignee.

2.3.

Assignee grants a 12 months option from the Effective Date to Assignor, or to any purchaser of Assignor's anti-ferritin polyclonal Product (the “Assignor Beneficiary”) as described in Exhibit C (“Ferritarg”) to obtain an exclusive worldwide transferable license for the Patent Rights, the Technology and the Deliverables, solely for use in radio-immunodiagnostic and radio-immunotherapy for cancer. The license shall not include the right to use for other therapeutic applications. Such license shall include a covenant, representation and warranty by Assignor (resp. Assignor Beneficiary) that the Product shall not be used by Assignor (resp. Assignor Beneficiary) for any other therapeutic applications. The terms of the license shall also include payment to Assignee of the following consideration (i) payments in amounts equal to 33% of the payments set forth below in Section 3.1 and in addition (ii) royalties of 0.6% of the net sales of the Product for use in radio-immunodiagnostic or radio-immunotherapy, for as long as the license is in effect and the Product is covered by a Valid Claim.

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Notwithstanding the above, it is expressly agreed that Assignee shall have the right to use any Product developed by Assignee for radio-immunodiagnostic for cancer, provided that such use is made in combination with a therapeutic use of Assignee's antibody.

Beginning on the date of the Beneficiary’s written notice of exercise of its license option, this Beneficiary and the Assignee will have a period of six (6) months during which to negotiate in good faith and according to the terms of the previous paragraph the final terms and conditions of a commercially reasonable license agreement satisfactory to both parties.

3.	CONSIDERATION

3.1.	Assignee shall make a payment to Assignor in the amount of up to SIX HUNDRED THOUSAND US dollars ($600,000USD). Payment shall be made in installments as follows:

(a)	Upon and subject to the execution of this Agreement: SIXTY THOUSAND US Dollars ($60,000USD).

(b)	Upon the first (1st) anniversary of this Agreement: EIGHTY THOUSAND US Dollars (80,000 USD).

(c)	Upon the second anniversary of this Agreement : ONE HUNDRED THOUSAND US Dollars (100,000 USD)

(d)	Upon the third anniversary of this Agreement: ONE HUNDRED AND TWENFIFTY THOUSAND US Dollars (120,000 USD)

(e)	Upon the fourth anniversary of this Agreement: ONE HUNDRED AND TWENFIFTY THOUSAND US Dollars (120,000 USD).

(f)	Upon the fifth anniversary of this Agreement, ONE HUNDRED AND TWENTY THOUSAND US Dollars (120,000 USD).

3.2.

(a)	In addition, Assignee shall pay Assignor royalties of 0.6% of the Net Sales of Products.

(b)	Royalties shall be paid to Assignor once per calendar quarter in respect to Net Sales in the previous quarter. Payment will be made 30 days after the end of each quarter.

(c)

The obligation to pay royalties under this Section 3.2 will expire, become null and void, on a country-by-country basis, on the earlier of: (i) termination or (ii) expiration, invalidity or unenforceability of the last to expire Valid Claim of patent of the Patent Rights that Product is made or sold under in such country.

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Assignee shall deliver to Assignor within fifteen (15) days after the end of each calendar quarter, a report certified by Assignee as accurate to the best of its ability, setting forth for such calendar quarter the following information on Product by Product basis: (i) Net Sales, (ii) the basis for any adjustments to the royalties payable for the sale of the Product and (iii) the royalties due hereunder for the sale of the Product. For a period of the duration defined in article 7 (TERM), Assignee shall maintain and shall cause its Affiliates and distributors to maintain complete and accurate books and records in connection with the sale of Products, as necessary to allow the accurate calculation of the royalties and due hereunder. No more than once per calendar year, Assignor shall have the right to engage an independent accounting firm reasonably acceptable to Assignee, at Assignor’s expense, which shall have the right to examine in the relevant Assignee’s/Affiliate’s/distributor’s facilities in confidence the relevant records as may be reasonably necessary to determine and/or verify the amount of royalty payments due hereunder. In the event there was an under-payment, Assignee shall immediately make payment to Assignor of any short-fall. In the event any payment by Assignee shall prove to have been incorrect by more than five (5) percent to Assignor’s detriment, Assignee will pay the reasonable fees and costs of Assignor’s independent auditor for conducting such audit. In the event that there was an over-payment by Assignee, Assignor shall promptly refund to Assignee the excess amount.

3.3.

Any tax required to be withheld by Assignee or any Affiliate under the laws of any foreign country for the account of Assignor under the Section 3.2 shall be deducted from the applicable payment to Assignor and promptly paid by Assignee or said Affiliate for and on behalf of Assignor to the appropriate governmental authority and Assignee or the Affiliate shall furnish Assignor with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable Assignor to support a claim for income tax credit in respect of any sum so withheld.

3.4.	Except for an over-payment by the Assignee as stated in last sentence of article 3.2, any amount already paid to Assignor is not refundable.

3.5.	The foregoing sets forth the entire consideration for Assignor for the assignment of the Patent Rights and Technology and is inclusive of any and all taxes, all of which will be borne by Assignor.

4.

Title in the Patents Rights, Deliverables and Technology assigned by Assignor to Assignee will not pass to Assignee until the part of the consideration constituted by the amounts set forth in article  have been paid for in full.

If the retention of title or assignments is not recognised under the law of the country where the Patents Rights, Deliverables or Technology are located, a security (lien or other security interest) equivalent to the retention of title or assignment shall apply, and, if this requires Assignor's co-operation, Assignor agrees to take all necessary steps to obtain such security.

In particular, Assignee shall immediately assign all Patent Rights, Deliverables and Technology back to Assignor, with no further obligation, in the event that (i) Assignee fails to pay any of the amounts set forth in section 3.1 above, and such failure to pay in not cured within ninety (90) days after receipt by Assignee of a written notice from Assignor regarding such failure to pay; or (ii) in the case Assignee is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the Assignee.

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5.	ASSIGNOR’S REPRESENTATIONS AND WARRANTIES

Assignor hereby represents and warrants as follows:

5.1.

Entire Technology. The Patent Rights, Technology and Deliverables transferred hereunder together with the Secondary Patent Rights, are the only and entire technology and intellectual property owned or controlled by the Assignor in the domain of monoclonal antibodies directed against ferritin.

5.2.

Ownership of Intellectual Property. Assignor is the sole owner of the Patent Rights, Technology and Deliverables and such ownership is held free and clear of all liens, encumbrances, and/or security interests and any requirements of charges, fees, rights, conditions or restrictions of any kind, except as set forth in Exhibit D. However Assignor makes no warranty or representation with respect to the validity of its Patent Rights or, except as set forth in article 5.3 and article 5.5, with respect to the presence or absence of any infringement of or conflict with any third party right or patent.

5.3.

Third Parties. All Assignor’s Affiliates, employees, agents, consultants and contractors, and any third party who may have contributed to, or participated in the development of the Patent Rights, Technology and Deliverables have transferred and assigned all their rights and intellectual property they may have in respect of the Patent Rights and Technology to Assignor.

5.4.

Assignability and Transferability. All of Assignor’s rights, titles and interests to the Patent Rights and Technology can be validly assigned and transferred to Assignee and the consummation of the transactions contemplated by this Agreement will vest in Assignee all of Assignor’s right, title and interest in and to the Patent Rights, Technology, and Deliverables free and clear, except as set forth in Exhibit D.

5.5.

No Violations or Conflicts. None of the execution, delivery or performance of this Agreement by the Assignor will violate, conflict with or result in any breach of any contract or commitment of any kind to which the Assignor is a party (except as set forth in Exhibit D), or of any applicable law or Assignor’s corporate documents.

5.6.

Government Authorizations. No consent, approval or authorization of, or filing or registration with, or notification to any Governmental Authority, is required by or with respect to the transfer of the Patent Rights and Technology by the Assignor or in connection with the execution, delivery or performance by the Assignor of this Agreement and the transactions contemplated hereby, it being specified that on March 09th, 2012, the supervisory judge in charge of the safeguard procedure pertaining to Assignor has authorized this Agreement (exhibit E), according to Article L.622-7-II of the French commercial code, under which the said judge may allow the company to carry out legal transactions that are not included in the ordinary course of business.

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5.7.

Compliance with Laws. The Assignor has complied with all laws, statutes, regulations, government orders, judgments and decrees applicable to it in connection with the Patent Rights, Technology and Deliverables

5.8.	Assignor shall not at any time, directly or indirectly, oppose, reexamine or take any action to invalidate or render unenforceable any patent or claim included in the Patent Rights.

5.9.

EXCEPT AS EXPRESSLY PROVIDED HEREIN, PATENT RIGHTS, TECHNOLOGY AND DELIVERABLES ARE ASSIGNED “AS IS” AND ASSIGNOR MAKES NO OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF VALIDITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT RIGHTS, TECHNOLOGY AND DELIVERABLES. ADDITIONALLY, EXCEPT AS EXPRESSLY PROVIDED HEREIN, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT THE MANUFACTURE, USE OR SALE OF THE PATENT RIGHTS, TECHNOLOGY AND DELIVERABLES WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

6.	LAW & JURISDICTION

This Agreement shall be interpreted in accordance with, and governed in all respects by, the laws of Switzerland, without giving effect to the rules of conflict of laws thereof. Any dispute, controversy or claim arising under, out of or relating to this agreement and any subsequent amendments of this agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be Geneva. The language to be used in the arbitral proceedings shall be English.

7.	TERMINATION

This Agreement may only be terminated as follows:

7.1	This agreement shall terminate automatically, upon the Assignment of all Patent Rights, Deliverables and Technology back to Assignor in accordance to Article 4 above.

7.2

Assignee shall have the right to terminate this Agreement without cause, upon sending a 30 days prior written notice to Assignor. Upon termination of this Agreement in accordance with this Article 7.2, Assignee shall immediately assign all Patent Rights, Deliverables and Technology back to Assignor, free of charge for the Assignor.

8.	MISCELLANEOUS

8.1.	Each party shall bear and pay the taxes imposed by Law on such party, with respect to the transactions contemplated hereunder.

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8.2.	The preamble to this Agreement and the Exhibits attached hereto shall constitute an integral part hereof.

8.3.

This Agreement is binding on and for the benefit of the parties hereto and their respective permitted successors and assigns and no other party shall acquire or claim any other right or remedy under or by virtue of this Agreement.

8.4.

Without prejudice to the provisions of Article 2.3 relating to the option to license, Assignor shall not convey, assign, license, or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the Assignee. Assignee may assign, or transfer the totality of its rights and obligations hereunder to any third party with prior notification to Assignor.

8.5.

The failure or neglect of either party hereto to enforce at any time or for any period any right or provision hereof in accordance with its terms shall not be construed as a waiver of such right or provision, and such party shall be entitled to enforce such right or provision as it shall see fit.

8.6.

This Agreement contains the entire agreement between the parties respecting the Patent Rights and Technology, and supersedes and replaces all previous representations, warranties, agreements, understandings, commitments or arrangements, oral or written, with respect thereto.

8.7.	The headings to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof, nor affect the construction or interpretation of any provision hereof.

8.8.

All notices given under this Agreement may be delivered by (a) personal delivery; (b) registered mail or courier; (c) facsimile, or (d) e-mail. Notices delivered personally shall be deemed given upon delivery. Notices sent by mail shall be deemed given ten (10) days (or if sent by courier - three (3) days) after mailing (postage prepaid), if mailed in accordance herewith. Notices by facsimile or e-mail shall be deemed given on the date transmitted. Until changed by written notice given by either party to the other party, the addresses of the parties shall be as set in the preamble to this Agreement.

8.9.	This Agreement may be modified, amended or supplemented only through a written agreement executed by both parties hereto.

8.10.

Nothing herein shall constitute or be deemed to create a partnership, joint venture or agency of any kind between the parties hereto, nor shall either of the parties hereto hold itself out as such, nor shall either of the parties become liable because of any action, omission, representation or warranty of the other.

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9.	SECONDARY PATENTS RIGHTS

Assignor is co-owner of the Secondary Patent Rights. Assignor will make its best effort to acquire the complete ownership of the Secondary Patent Rights.

If and when the Assignor has acquired the complete ownership of the Secondary Patent Rights, Assignor and Assignee will execute an assignment agreement regarding Secondary Patent Rights, that will be similar to the present one for what concerns Patent Rights, with a total consideration of $ 150.000USD to be paid according to the following schedule:

(a)	Upfront : $15,000USD

(b)	first anniversary : $25,000 USD.

(c)	second anniversary : $25,000 USD

(d)	third anniversary : $25,000 USD

(e)	fourth anniversary : $25,000 USD.

(f)	fifth anniversary : $35,000 USD.

From the Effective Date Assignor won’t use Secondary Patent Rights nor assign it to any third party without prior written consent of Assignee.

10.	EXHIBITS

Exhibit A – List of Deliverables

Exhibit B – Patent Rights

Exhibit C – Ferritarg (polyclonal antiferritin antibody)

Exhibit D – Third parties agreements related to AMB8LK

Exhibit E – Ordonnance du juge commissaire du 09 mars 2012 (supervisory judge authorization dated March 09th, 2012)

Exhibit F – Secondary Patents Rights

{Signature Page to Follow}

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[signature of the Assignment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date below:

ASSIGNOR	ASSIGNEE
MABLIFE S.A.S	IMMUNE PHARMACEUTICALS LTD.

/s/ François Vallet	/s/ Daniel Teper
By: François Vallet	By: Daniel Teper
Title: CEO	Title: CEO
Date: April 5, 2012	Date: April 5, 2012

WITNESS:	WITNESS:

/s/ Thierry Guyon	/s/ Danit Shema
Name: Thierry Guyon	Name: Danit Shema
Date: April 05, 2012	Date: 5/4/12

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